EXHIBIT 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS SECOND QUARTER 2007 RESULTS
•	GAAP EPS were $1.07 vs. $1.13 (Prior Period Included $0.11 Tax Benefit)

•	Comparable EPS Increased 5% to $1.07 from $1.02 in 2006

•	Total Revenue and Operating Revenue Up 4%

•	Full-Year EPS Forecast Range Narrowed to $4.30 to $4.35
     MIAMI, July 25, 2007 — Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) for the three-month period ended June 30, 2007 were $1.07, compared with $1.13 in the year-earlier period. EPS in the year-earlier period included an $0.11 income tax benefit related to changes in Texas and Canadian income tax laws. Excluding the tax benefit in 2006, EPS for the second quarter were up 5% from comparable EPS of $1.02 in the year-earlier period. EPS in the current period included $0.01 of restructuring costs related primarily to early debt retirement.
     Net earnings for the second quarter of 2007 were $65.1 million, compared with $70.3 million in the year-earlier period. Net earnings in the year-earlier period included an income tax benefit of $6.8 million related to changes in Texas and Canadian income tax laws. Excluding the tax benefit in the prior year, second quarter 2007 net earnings were up 3%.
     Revenue for the second quarter of 2007 was $1.66 billion, up 4% from $1.60 billion in the same period last year driven by contractual revenue growth in the Supply Chain Solutions (SCS) and Fleet Management Solutions (FMS) business segments. Operating revenue (revenue excluding fuel and subcontracted transportation) was $1.16 billion, up 4% compared with $1.11 billion in the year-earlier period. Fleet Management Solutions business segment revenue declined 1% due to substantially lower commercial rental and fuel services revenue which offset contractual revenue growth of 7%. SCS business segment revenue grew 16% in the second quarter, driven by new and expanded business. Dedicated Contract Carriage (DCC) business segment revenue decreased 2% compared with the same period in the prior year driven by lower volumes of managed subcontracted transportation and fuel cost pass-throughs.

     Commenting on the Company’s second quarter performance, Ryder Chairman and CEO Greg Swienton said, “Our team was able to deliver a solid quarter despite headwinds from a commercial rental market that is considerably weaker than expected. Results continued to be driven by the growth of our core contractual businesses. In view of market conditions, we’re particularly pleased with the growth of our contractual Fleet Management Solutions business segment which included a 6% increase in full service lease revenue and growth of 18% in contract maintenance revenue. In our Supply Chain Solutions business, which is also contract based, international operations showed significant growth in the quarter.”
Year-to-Date Operating Results
     Revenue for the six months ended June 30, 2007 was $3.25 billion, up 5% from $3.09 billion in the same period of 2006. Operating revenue (revenue excluding fuel and subcontracted transportation) for the first half of 2007 was $2.28 billion, up 5% from $2.17 billion in the first half of 2006. Ryder’s net earnings in the first half of 2007 were $116.4 million, compared with $117.9 million in the year-earlier period. EPS were $1.90 for the first six months of 2007 compared with $1.91 for the same period of 2006. Excluding the previously discussed income tax benefit in 2006, year-to-date 2007 net earnings and EPS were up 5% and 6%, respectively, compared with the year-earlier period. EPS in the first half of 2007 included $0.02 of restructuring costs related primarily to early debt retirement and costs incurred in connection with previously announced cost-savings initiatives. EPS for the first half of 2006 included a one-time recovery of $0.02 associated with the recognition of common stock received from mutual insurance companies in a prior year.
Second Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment and excludes restructuring items.
Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition,

maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.
     In the FMS business segment, revenue in the second quarter of 2007 was $1.04 billion, down 1% compared with $1.05 billion in the year-earlier period. Fuel services revenue in the second quarter of 2007 decreased 8% compared with the same period in 2006 due primarily to reduced volume. Operating revenue (revenue excluding fuel) in the second quarter of 2007 was $742.2 million, up 2% compared with $730.1 million in the year-earlier period. Operating revenue grew primarily as a result of a 7% increase in contractual revenue, which includes full service lease and contract maintenance, largely offset by a decrease in commercial rental revenue. Full service lease revenue increased 6% in the second quarter of 2007 due to growth in all geographic markets served. Contract maintenance revenue increased 18% in the second quarter of 2007 due primarily to new sales activity. Commercial rental revenue, which accounts for less than 10% of the Company’s total revenue, decreased 15% due to weak market demand in North America.
     The FMS business segment’s NBT increased to $97.5 million in the second quarter of 2007, up 3% compared with $94.9 million in the same period of 2006. This increase was related primarily to improved contractual business performance as well as lower pension and incentive-based compensation costs. Those results were partially offset by a decline in commercial rental results and higher carrying costs on the Company’s increased inventory of used vehicles held for sale. Gains from the sale of used vehicles decreased in the second quarter compared with the year-earlier period, driven by lower pricing, partially offset by a greater number of vehicles sold. Business segment NBT as a percentage of operating revenue was 13.1% in the second quarter of 2007, up 10 basis points compared with 13.0% in the same quarter a year ago.
Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process — from materials and components to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.

     In the SCS business segment, second quarter 2007 revenue totaled $584.0 million, up 16% from $502.1 million in the comparable period in 2006. Revenue grew primarily due to new and expanded business, and higher volumes particularly in international markets served. Second quarter 2007 operating revenue (revenue excluding subcontracted transportation) was $330.0 million, up 13% compared with $291.3 million in the year-earlier period.
     The SCS business segment’s NBT was $15.5 million in the second quarter of 2007, down 14% from $18.1 million in the same quarter of 2006. Excluding a $2.5 million benefit in the year-earlier period related to a contract termination, business segment earnings were flat for the quarter. Comparative business segment earnings benefited from new and expanded business, offset by a significant automotive plant closure. Second quarter 2007 NBT for the business segment as a percentage of operating revenue was 4.7%, compared with 5.3% in the same quarter of 2006 (excluding the contract termination benefit).
Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, second quarter 2007 revenue totaled $141.1 million, down 2% compared with $143.5 million in the second quarter of 2006. Operating revenue (revenue excluding subcontracted transportation) in the second quarter of 2007 was $138.1 million, down 1% from $139.1 million in the year-earlier period. Revenue decreased due to lower subcontracted transportation revenue and fuel cost pass-throughs.
     The DCC business segment’s NBT in the second quarter of 2007 was $12.5 million, up 12% compared with $11.2 million in the second quarter of 2006. Business segment NBT was positively impacted by lower safety and insurance costs and better operating performance. Business segment NBT as a percentage of operating revenue was 9.1% in the second quarter of 2007, up 110 basis points from 8.0% in the year-earlier period.

Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments. In the second quarter of 2007, CSS costs were $48.2 million, compared with $48.9 million in the year-earlier period. The second quarter of 2007 reflects lower incentive-based compensation partially offset by a charge of $1.8 million related to an adjustment in the amortization period of restricted stock units. The second quarter 2006 costs included a charge of $1.3 million related to the settlement of litigation associated with a discontinued operation.
Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue-earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s Fleet Management Solutions business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in predictable revenues and cash flows to Ryder typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
     Capital expenditures were $788.1 million for the first half of 2007, compared with $814.5 million in the same period of 2006. Net capital expenditures (including proceeds from the sale of assets) were $442.7 million for the first half of 2007, down from $634.8 million in the same period of 2006. The decrease in capital expenditures reflects lower lease vehicle spending for replacement and expansion of customer fleets.
     The Company anticipates full-year 2007 capital expenditures to be approximately $1.26 billion, down from $1.76 billion in 2006, due to planned lower lease replacement activity. This represents a decrease of approximately $70 million from the Company’s previous forecast, due to lower commercial rental spending.

Cash Flow and Leverage
     Operating cash flow through June 30, 2007 was $505.2 million, up 69% from $298.3 million in the same period of 2006. Total cash generated (including proceeds from used vehicle sales) through June 30, 2007, was $883.2 million, up 72% from $513.3 million in the same period of 2006. Free cash flow through June 30, 2007 was a negative $2.0 million compared with negative $266.9 million in the same period of 2006, primarily due to lower income tax payments, which declined by $95.3 million, and a $150.3 million sale-leaseback transaction. On a full-year basis, the Company’s free cash flow forecast is expected to be $305 million, up from a previous forecast of $235 million.
     Balance sheet debt as of June 30, 2007 increased by $83.0 million compared with year-end 2006, due primarily to stock repurchases. The leverage ratio for balance sheet debt as of June 30, 2007 was 161%, compared with 164% at year-end 2006. Total obligations to equity as of June 30, 2007 were 172%, up from 168% at year-end 2006. The full-year forecast for total obligations to equity is 157%, up from a previous forecast of 140%. The Company’s long-term target range for total obligations to equity is 250% to 300%, which largely reflects the liquidity of the Company’s vehicle portfolio and the substantial revenue component that is supported by long-term customer contracts related to those assets.
Outlook
     Commenting on Ryder’s outlook, Mr. Swienton said, “We’re committed to leveraging our business model improvements and asset management capabilities to navigate effectively through a challenging overall market environment. In Fleet Management Solutions, we’re focused on driving continued growth in our contractual services and have taken appropriate steps to align our commercial rental fleet with demand conditions in the short-term rental market. In Supply Chain Solutions, we anticipate continued revenue expansion, although at a modest rate, partly due to the ongoing impact of a significant automotive plant closure. We also remain particularly attuned to cost management opportunities, in view of the current environment.”
     He continued, “We are narrowing our full-year 2007 EPS forecast to a range of $4.30 to $4.35 from a previous range of $4.30 to $4.40 per share. Additionally, we are establishing a third quarter EPS forecast range of $1.20 to $1.23.” The Company’s third quarter EPS forecast excludes any charges related to Michigan tax law changes enacted earlier this month, the earnings impact of which is currently being assessed.
About Ryder
     Ryder provides leading-edge transportation, logistics, and supply chain management solutions worldwide. Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 362nd on the Fortune 500 and 1,458th on the Forbes Global 2000. For more information on Ryder System, Inc., visit www.ryder.com.
# # #
Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, our failure to successfully implement sales growth initiatives in our Fleet Management Solutions (FMS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of certain customers in our SCS business segment, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, changes in market conditions affecting the commercial rental market or the sale of used vehicles, the effect of severe weather events, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates and accruals particularly with respect to pension, taxes and revenue, changes in general economic conditions, sudden changes in fuel prices, availability of qualified drivers, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations including regulations regarding vehicle emissions and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release and the attached financial schedules include certain non-GAAP financial measures as defined under SEC rules. We have denoted each non-GAAP financial measure in the attached financial schedules and have provided a reconciliation of each such measure to the most comparable GAAP measure. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Wednesday, July 25, 2007, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Mark Jamieson.

Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG7857549 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-866-509-3699 (outside U.S. dial 1-203-369-1911) and use the Passcode: 7025, then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.
46-07

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended June 30, 2007 and 2006
(In millions, except per share amounts)

	Three Months		Six Months
	2007	2006	2007	2006

Revenue	$1,658.0	1,595.7	$3,252.1	3,092.0

Operating expense	697.7	703.4	1,361.5	1,364.0
Salaries and employee-related costs	344.7	344.0	698.9	681.5
Subcontracted transportation	257.0	215.3	504.2	417.5
Depreciation expense	202.3	183.4	398.5	361.6
Gains on vehicle sales, net	(13.5)	(15.0)	(28.6)	(27.8)
Equipment rental	26.0	25.4	49.9	50.9
Interest expense	40.8	35.0	80.2	66.5
Miscellaneous income, net	(2.5)	(0.4)	(3.4)	(5.8)
Restructuring and other charges (recoveries), net	1.2	—	1.7	(0.2)

	1,553.7	1,491.1	3,062.9	2,908.2

Earnings before income taxes	104.3	104.6	189.2	183.8
Provision for income taxes	(39.2)	(34.3)	(72.8)	(65.9)

Net earnings	$65.1	70.3	$116.4	117.9

Earnings per common share — Diluted:	$1.07	1.13	$1.90	1.91

Weighted-average shares outstanding — Diluted	61.1	62.0	61.1	61.7

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	(unaudited)
	June 30,	December 31,
	2007	2006

Assets:

Cash and cash equivalents	$110.0	128.6
Other current assets	1,140.0	1,133.2
Revenue earning equipment, net	4,601.9	4,509.3
Operating property and equipment, net	515.1	499.0
Other assets	563.0	558.8

	$6,930.0	6,828.9

Liabilities and shareholders’ equity:

Short-term debt / current portion of long-term debt	$151.6	332.7
Other current liabilities	854.2	934.9
Long-term debt	2,748.4	2,484.2
Other non-current liabilities (including deferred income taxes)	1,376.7	1,356.3
Shareholders’ equity	1,799.1	1,720.8

	$6,930.0	6,828.9

SELECTED KEY RATIOS

	June 30,	December 31,
	2007	2006

Debt to equity	161%	164%
Total obligations to equity (a) *	172%	168%

	Twelve months ended June 30,
	2007	2006

Return on average shareholders’ equity (b)	14.4%	15.3%
Return on average assets (b)	3.6%	3.9%
Return on capital*	7.6%	8.0%
(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

(b)	Includes the effect of accounting changes.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended June 30, 2007 and 2006
(Dollars in millions)

	Three Months			Six Months
	2007	2006	B(W)	2007	2006	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$489.2	460.1	6%	$965.2	911.5	6%
Contract maintenance	40.0	34.0	18%	77.2	66.8	16%

Contractual revenue	529.2	494.1	7%	1,042.4	978.3	7%
Contract-related maintenance	50.1	47.8	5%	102.2	95.1	7%
Commercial rental	145.3	170.8	(15%)	276.3	320.8	(14%)
Other	17.6	17.4	1%	35.2	35.4	(1%)
Fuel	295.1	319.4	(8%)	569.3	601.0	(5%)

Total Fleet Management Solutions	1,037.3	1,049.5	(1%)	2,025.4	2,030.6	0%
Supply Chain Solutions	584.0	502.1	16%	1,150.4	971.6	18%
Dedicated Contract Carriage	141.1	143.5	(2%)	279.6	282.2	(1%)
Eliminations	(104.4)	(99.4)	(5%)	(203.3)	(192.4)	(6%)

Total revenue	$1,658.0	1,595.7	4%	$3,252.1	3,092.0	5%

Operating Revenue: *
Fleet Management Solutions	$742.2	730.1	2%	$1,456.1	1,429.6	2%
Supply Chain Solutions	330.0	291.3	13%	652.1	563.6	16%
Dedicated Contract Carriage	138.1	139.1	(1%)	273.7	272.6	0%
Eliminations	(53.2)	(49.4)	(8%)	(105.6)	(97.2)	(9%)

Total operating revenue	$1,157.1	1,111.1	4%	$2,276.3	2,168.6	5%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$97.5	94.9	3%	$178.3	169.8	5%
Supply Chain Solutions	15.5	18.1	(14%)	26.9	28.7	(6%)
Dedicated Contract Carriage	12.5	11.2	12%	22.9	19.6	16%
Eliminations	(8.0)	(8.3)	4%	(16.9)	(16.0)	(5%)

	117.5	115.9	1%	211.2	202.1	5%
Unallocated Central Support Services	(12.0)	(11.3)	(6%)	(20.3)	(18.5)	(10%)

Earnings before restructuring and other (charges) recoveries, net and income taxes	105.5	104.6	1%	190.9	183.6	4%
Restructuring and other (charges) recoveries, net	(1.2)	—	NA	(1.7)	0.2	NA

Earnings before income taxes	104.3	104.6	0%	189.2	183.8	3%
Provision for income taxes	(39.2)	(34.3)	(14%)	(72.8)	(65.9)	(10%)

Net earnings	$65.1	70.3	(7%)	$116.4	117.9	(1%)

* Non-GAAP financial measure
Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended June 30, 2007 and 2006
(Dollars in Millions)

	Three Months			Six Months
	2007	2006	B(W)	2007	2006	B(W)

Fleet Management Solutions

Total revenue	$1,037.3	1,049.5	(1%)	$2,025.4	2,030.6	0%
Fuel revenue	(295.1)	(319.4)	(8%)	(569.3)	(601.0)	(5%)

Operating revenue *	$742.2	730.1	2%	$1,456.1	1,429.6	2%

Segment earnings before income taxes	$97.5	94.9	3%	$178.3	169.8	5%

Earnings before income taxes as % of total revenue	9.4%	9.0%		8.8%	8.4%

Earnings before income taxes as % of operating revenue *	13.1%	13.0%		12.2%	11.9%

Supply Chain Solutions

Total revenue	$584.0	502.1	16%	$1,150.4	971.6	18%
Subcontracted transportation	(254.0)	(210.8)	20%	(498.3)	(408.0)	22%

Operating revenue *	$330.0	291.3	13%	$652.1	563.6	16%

Segment earnings before income taxes	$15.5	18.1	(14%)	$26.9	28.7	(6%)

Earnings before income taxes as % of total revenue	2.6%	3.6%		2.3%	3.0%

Earnings before income taxes as % of operating revenue *	4.7%	6.2%		4.1%	5.1%

Memo: Fuel costs	$31.3	27.8	(13%)	$59.2	52.7	(12%)

Dedicated Contract Carriage

Total revenue	$141.1	143.5	(2%)	$279.6	282.2	(1%)
Subcontracted transportation	(3.0)	(4.4)	(33%)	(5.9)	(9.6)	(38%)

Operating revenue *	$138.1	139.1	(1%)	$273.7	272.6	0%

Segment earnings before income taxes	$12.5	11.2	12%	$22.9	19.6	16%

Earnings before income taxes as % of total revenue	8.9%	7.8%		8.2%	7.0%

Earnings before income taxes as % of operating revenue *	9.1%	8.0%		8.4%	7.2%

Memo: Fuel costs	$26.5	27.5	4%	$51.2	52.5	3%

* Non-GAAP financial measure
Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions, except per share amounts)

OPERATING REVENUE RECONCILIATION	Three Months		Six Months
	2007	2006	2007	2006

Total revenue	$1,658.0	1,595.7	$3,252.1	3,092.0
Fuel services and subcontracted transportation revenue	(552.1)	(534.6)	(1,073.5)	(1,018.6)
Fuel eliminations	51.2	50.0	97.7	95.2

Operating revenue *	$1,157.1	1,111.1	$2,276.3	2,168.6

CASH FLOW RECONCILIATION	Six months ended June 30,
	2007	2006

Net cash provided by operating activities	$505.2	298.3
Proceeds from sales (primarily revenue earning equipment)	195.1	179.6
Proceeds from sale & leaseback of assets	150.3	—
Collections on direct finance leases	31.8	33.8
Other, net	0.8	1.6

Total cash generated *	883.2	513.3
Capital expenditures	(885.2)	(776.1)
Acquisitions	—	(4.1)

Free cash flow *	$(2.0)	(266.9)

DEBT TO EQUITY RECONCILIATION
	June 30,		December 31,
	2007	% to Equity	2006	% to Equity

On-balance sheet debt	$2,900.0	161%	$2,816.9	164%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	195.6		78.0

Total obligations *	$3,095.6	172%	$2,894.9	168%

NET EARNINGS AND EPS RECONCILIATION	Three Months		Six Months
	2006 Net Earnings	2006 EPS	2006 Net Earnings	2006 EPS

Net earnings	$70.3	1.13	$117.9	1.91
Tax changes	(6.8)	(0.11)	(6.8)	(0.11)

Net earnings excluding tax changes *	$63.5	1.02	$111.1	1.80

RETURN ON CAPITAL RECONCILIATION	Twelve months ended June 30,
	2007	2006

Net earnings (12-month rolling period)	$247.5	240.0
- Discontinued operations	—	(1.7)
+ Cumulative effect of change in accounting principle	—	2.4
+ Income taxes	150.9	142.4

Adjusted earnings before income taxes	398.4	383.1
+ Adjusted interest expense (b)	160.4	135.6
- Adjusted income taxes (c)	(211.7)	(202.2)

= Adjusted net earnings for ROC (numerator)	$347.1	316.5

Average total debt	$2,755.5	2,264.7
+ Average off-balance sheet debt	97.7	124.2
+ Average adjusted total shareholders’ equity (d)	1,711.6	1,562.2

= Adjusted average total capital (denominator)	$4,564.8	3,951.1

Adjusted ROC *	7.6%	8.0%

Notes:
(a)	Discounted at the incremental borrowing rate at lease inception.
(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.
(c)	Income taxes were calculated using the effective income tax rate for the period exclusive of benefits from tax law changes recognized in 2006.
(d)	Represents shareholders’ equity adjusted for accounting changes and tax benefits in those periods.
*	Non-GAAP financial measure Certain prior period amounts have been reclassified to conform to current year presentation.